                                                                      EXHIBIT 11


                    CAPSURE HOLDINGS CORP. AND SUBSIDIARIES

                         EARNINGS PER SHARE COMPUTATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                    Years Ended December 31,
                                                                  ----------------------------
                                                                    1995      1994      1993
                                                                  --------  --------  --------

Net income .....................................................  $ 20,530  $ 14,378  $ 16,284
                                                                  ========  ========  ========

Shares:
Weighted average shares outstanding ............................    15,404    15,160    15,036

Additional shares from assumed warrants and options exercised ..       298       256       379
                                                                  --------  --------  --------

Total shares outstanding for calculation .......................    15,702    15,416    15,415

Additional shares from assumed warrants and options exercised -
  assuming full dilution(1) ....................................       215        39       (54)
                                                                  --------  --------  --------

Total shares outstanding - assuming full dilution ..............    15,917    15,455    15,361
                                                                  ========  ========  ========


Earnings per share based on:
  Weighted average common shares outstanding ...................  $   1.33  $    .95  $   1.08
                                                                  ========  ========  ========

  Weighted average common and common equivalent shares
     outstanding(2) ............................................  $   1.31  $    .93  $   1.06
                                                                  ========  ========  ========

  Weighted average common and common equivalent shares
     outstanding - assuming full dilution(2) ...................  $   1.29  $   .93   $   1.06
                                                                  ========  ========  ========



----------------
(1) Amount is anti-dilutive for 1993.
(2) The dilutive effect of common stock equivalents was less than 3% for all years.